Exhibit 5.1

Our File No.:	58123V-319414

August 13, 2025

ProMIS Neurosciences Inc.
Suite 200, 1920 Yonge Street

Toronto, Ontario

M4S 3E2

Attention: Board of Directors

Re:ProMIS Neurosciences Inc. (the “Corporation”) -
Stock Option Plan

We have acted as Canadian counsel for the Corporation in connection with the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of 5,083,128  common shares in the capital of the Corporation (the “Shares”) reserved for issuance with respect to: (i) the exercise of stock options (each, a “2015 Stock Option”) granted pursuant to and in accordance with the Corporation’s stock option plan as amended as of June 29, 2015 and as reapproved by shareholders of the Corporation on June 30, 2021 (the “2015 Stock Option Plan”); and (ii) the exercise of stock options (each, a “2025 Stock Option” and together with the 2015 Stock Options, the “Stock Options”) granted or future awards of 2025 Stock Options granted pursuant to the Corporation’s 2025 stock option and incentive plan as approved by the board of directors on April 28, 2025 and approved by shareholders on June 12, 2025 (the “2025 Stock Option Plan” and together with the 2015 Stock Option Plan, the “Stock Option Plans”).

In rendering the opinion set forth below, we have reviewed:

(a)	the Registration Statement and the exhibits thereto;
(b)	the Articles and Bylaws of the Corporation in effect as of the date hereof;
(c)

certain records of the Corporation’s corporate proceedings as reflected in its minute book, including resolutions of the board of directors of the Corporation (the “Board”) approving the Stock Option Plans and various Stock Options granted pursuant to the Stock Option Plans;

(d)	an officer’s certificate (the “Officer’s Certificate”) signed by the Corporation’s Chief Executive Officer; and
(e)	such other documents as we have deemed relevant.

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Subject to the foregoing and the assumptions, limitations and qualifications set forth in this letter, it is our opinion the Shares will be validly issued and fully paid and non-assessable Shares in the capital of the Corporation when issued pursuant to the exercise of Stock Options granted pursuant to the Stock Option Plans, provided that:

(a)	such Stock Options are granted in accordance with the terms and conditions of the applicable Stock Option Plan; and
(b)	the persons receiving any Stock Options under the Stock Option Plans perform their obligations to the Corporation in accordance with the terms and conditions of the applicable Stock Option Plan and any agreement evidencing the grant of the Stock Options, including the payment of the required exercise price with respect to Stock Options.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a)

The foregoing opinion is limited to the laws of the Province of Ontario, including all applicable provisions of the Business Corporations Act (Ontario) (the “OBCA”). We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Corporation. In particular, we express no opinion as to United States federal securities laws.

(b)

We have assumed: (i) the genuineness of all signatures on documents examined by us; (ii) the legal capacity of the officers of the Corporation; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies; and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

(c)

We have assumed that: (i) each Stock Option granted or to be granted pursuant to a Stock Option Plan has been or will be duly authorized by the Board in accordance with the Articles and Bylaws of the Corporation, the OBCA and the applicable Stock Option Plan; and (ii) each agreement governing a Stock Option granted under a Stock Option Plan has been or will be duly executed by each party thereto and constitutes or will constitute the legal, valid and binding obligations of the parties thereto, and that such agreements are or will be enforceable against each of the parties thereto in accordance with their respective terms.

(d)

We have assumed that each of the statements made and certified in the Officer’s Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect and remains true and correct on the date hereof.

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(e)

We are solicitors qualified to practice law in the Province of Ontario. The opinions expressed herein are limited to the laws of Ontario and the federal laws of Canada applicable therein, in each case as in effect on the date hereof. We express no opinion as to the laws of any other jurisdiction. We wish to advise you that we have no responsibility and assume no responsibility to advise you of any changes to applicable laws or any changes involving the Corporation after the date hereof.

(f)

We have assumed that at the time the Corporation is or becomes obligated to issue any Shares upon exercise of Stock Options granted pursuant to the Stock Option Plans, the Corporation: (i) will have adequate authorized and unissued Shares to fulfill such obligations; and (ii) will be in good standing under the OBCA.

(g)

We have assumed the absence of fraud in any transaction pursuant to which Shares have been or may be issued pursuant to the exercise of any Stock Option under the Stock Option Plans and that the consideration authorized by the Board for the Shares will have been received by the Corporation prior to their issuance.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

“McMillan LLP”